Attachment to Forum Funds Services Agreement

List of Funds

Effective April 16, 2015

FUND NAMES	CLASS NAMES
Absolute Credit Opportunities Fund	Institutional Shares
Absolute Strategies Fund	Institutional Shares and R Shares
Auxier Focus Fund	Investor Shares, A Shares, Institutional Shares
Beck, Mack & Oliver International Fund
Beck, Mack & Oliver Partners Fund
Carne Hedged Equity Fund	Investor Shares, Institutional Shares
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Dividend Plus+ Income Fund	Investor Shares, Institutional Shares
Exceed Structured Enhanced Index Strategy Fund	Investor Shares, Institutional Shares
Exceed Structured Hedged Index Strategy Fund	Investor Shares, Institutional Shares
Exceed Structured Shield Index Strategy Fund	Investor Shares, Institutional Shares
Golden Large Cap Core Fund	Investor Shares, Institutional Shares
Golden Small Cap Core Fund	Investor Shares, Institutional Shares
Lebenthal Lisanti Small Cap Growth Fund
LMCG Global Market Neutral Fund	Investor Shares, Institutional Shares
LMCG Global MultiCap Fund	Investor Shares, Institutional Shares
Merk Absolute Return Currency Fund	Investor Shares, Institutional Shares
Merk Asian Currency Fund	Investor Shares, Institutional Shares
Merk Currency Enhanced U.S. Equity Fund	Investor Shares, Institutional Shares
Merk Hard Currency Fund	Investor Shares, Institutional Shares
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund	Investor Shares, Institutional Shares
The BeeHive Fund